Exhibit 5.5

Merrill’s Wharf
254 Commercial Street
Portland, ME 04101

PH 207.791.1100
FX 207.791.1350

pierceatwood.com

December 3, 2012

Casella Waste Systems, Inc.

25 Green Hill Lane

Rutland, VT 05701

Re:	Casella Waste Systems, Inc. 7 3/4% Senior Subordinated Notes Due 2019

Ladies and Gentlemen:

We have acted as special Maine counsel for the guarantors listed on Exhibit A attached hereto (the “Maine Guarantors”), in connection with the issuance and exchange of up to $128,035,000 aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2019 (the “Exchange Notes”) of Casella Waste Systems, Inc., a Delaware corporation (“Casella”). The Exchange Notes are being issued under the Indenture, dated as of February 7, 2011 (the “Indenture”), among Casella, the Maine Guarantors and the other guarantors named therein, and U.S. Bank National Association, as trustee (the “Trustee”). Each of the Maine Guarantors is providing a guarantee of the Exchange Notes (collectively, the “Guarantees”) as set forth in the indenture. The Exchange Notes are to be issued in an exchange offer for a Like aggregate principal amount of currently outstanding 7.75% Senior Subordinated Notes due 2019 of Casella. This opinion is furnished to you in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance and exchange of the Exchange Notes.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Articles of Incorporation of each Maine Guarantor that is a corporation, as certified by the office of the Secretary of State of the State of Maine (the “Secretary of State”), on February 3, 2011 (the “Articles of Incorporation”);

(b) The Bylaws of each Maine Guarantor that is a corporation as amended to date (as so amended, the “Bylaws”);

(c) The unanimous written consent of the board of directors of each Maine Guarantor that is a corporation, dated as of September 12, 2012, relating to certain matters (the “Board Consents”);

(d) The Articles of Organization and the Certificate of Formation of each Maine Guarantor that is a limited liability company, as certified by the Secretary of State on February 3, 2011 (the “Articles of Organization”);

PORTLAND, ME	BOSTON, MA	PORTSMOUTH, NH	PROVIDENCE, RI	AUGUSTA, ME	STOCKHOLM, SE	WASHINGTON, DC

December 3, 2012

(e) The operating agreement of each Maine Guarantor that is a limited liability company, as amended to date (as so amended, the “Operating Agreements”);

(f) The Certificate of Limited Partnership of each Maine Guarantor that is a limited partnership, as certified by the Secretary of State on February 3, 2011 (the “Partnership Certificates”);

(g) The limited partnership agreement of each Maine Guarantor that is a limited partnership, as amended to date (as so amended, the “Partnership Agreements”);

(h) The unanimous written consent of the members of each Maine Guarantor that is a limited liability company, dated as of September 12, 2012, relating to certain matters (the “Member Consents”);

(i) The unanimous written consent of the general partner(s) of each Maine Guarantor that is a limited partnership, dated as of September 12, 2012, relating to certain matters (the “Partner Consents” and, together with the Board Consents and the Member Consents, the “Consents”);

(j) The Indenture;

(k) The Guarantees; and

(l) A Certificate of Good Standing for each Maine Guarantor, dated November 27, 2012, obtained from the Secretary of State (the “Certificates”).

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (l) above and the Certificate of Secretary of Applicable Subsidiaries relating to the Maine Guarantors and other direct or indirect subsidiaries of affiliates of Casella, dated December 3, 2012 (the “Secretary’s Certificate”). In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (l) above and the Secretary’s Certificate) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.

We have assumed (a) the authenticity and completeness of documents purporting to be originals (whether examined in original or copy form), the conformity to originals of documents purporting to be photostatic copies of originals, and the genuineness of all signatures, (b) that each of the signatories to the Indenture other than the Maine Guarantors has all requisite power and authority and has taken all necessary corporate or other actions to execute and deliver the Indenture and to effect the transactions contemplated thereby, (c) the accuracy and completeness of all statements contained in certificates of public officials, upon which we have relied in preparing this opinion, and (d) the completeness of all corporate, limited liability company or limited partnership records of the Maine Guarantors furnished to us, but which on their face appear to be complete.

In rendering the opinions set forth herein, we have also, with your approval, assumed the accuracy and completeness of all factual representations made by the parties in the Indenture and all statements of fact made to us by the Maine Guarantors. As to certain matters of fact, we have relied solely on factual representations by the Maine Guarantors, including the Secretary’s Certificate, certifying as to the Consents, the Articles of Incorporation, the Bylaws, the Articles of Organization, the Operating Agreements, the Partnership Certificates, the Partnership Agreements and certain other matters, as specified therein, and our opinion is, therefore, as to such factual matters, based solely thereon. We have not undertaken any independent investigation to verify any matters of fact, representations or statements made to us.

December 3, 2012

This opinion is limited to the laws of the State of Maine, and we have not considered and express no opinion on the laws of any other jurisdiction, including federal Laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Maine laws and rules, regulations and orders thereunder that are currently in effect. The opinions below are not intended to, and do not, address the enforceability as against the Maine Guarantors of any obligation contained in or arising under the Indenture or the Guarantees.

Our opinion expressed in paragraph 1 below as to the due organization, valid existence and good standing of the Maine Guarantors in the State of Maine is based solely upon the Certificates, is rendered as of the date of such Certificates, and is limited accordingly. We render no opinion as to the tax good standing of any of the Maine Guarantors in any jurisdiction.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Maine as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each Maine Guarantor has been duly organized and is validly existing as a corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the State of Maine.

2. Each Maine Guarantor has corporate, limited liability company or limited partnership (as the case may be) power and authority to enter into and perform its obligations under the Guarantees.

3. The Guarantees have been duly authorized for issuance pursuant to the Indenture and have been duly executed and delivered by each Maine Guarantor.

This opinion is subject to the following assumptions, exceptions and qualifications:

The opinions expressed and the statements made herein are expressed and made as of the time of issuance of the Exchange Notes on the date hereof and we assume no obligation to advise you of changes in law, fact or other circumstances (or the effect thereof on such opinions or statements) that may come to our attention after such time.

This letter is being rendered and delivered solely to and for the benefit of Casella and its counsel, Wilmer Hale, in connection with the matter described in the first paragraph above; accordingly, it may not be delivered to or relied upon by any other person (including, without limitation, any person who acquires the Exchange Notes from Casella), quoted or filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to Amendment No. 1 to the Registration Statement, filed by the Casella in connection with the registration of Exchange Notes, and to the use of our name therein and in the related prospectus under the caption “Legal matters.”

Very truly yours,

PIERCE ATWOOD LLP

By:	/s/ David J. Champoux
A Partner

EXHIBIT A

The Maine Guarantors

• KTI Bio Fuels, Inc.	Maine corporation

• KTI Specialty Waste Services, Inc.	Maine corporation

• New England Waste Services of ME, Inc.	Maine corporation

• Pine Tree Waste, Inc.	Maine corporation

• NEWSME Landfill Operations LLC	Maine limited liability company

• Maine Energy Recovery Company, Limited Partnership	Maine limited partnership

• Casella Recycling, LLC	Maine limited liability company